Exhibit 99.1
Richard Lewis Communications, Inc.
Corporate Communications • Investor Relations
35 West 35th Street, Suite 502, New York, NY 10001-2205
Telephone: 212.827.0020 • Fax: 212.827.0028
www.rlcinc.com
FOR IMMEDIATE RELEASE
NYMAGIC, INC. REPORTS 2008 SECOND QUARTER RESULTS
     New York, August 4, 2008. NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the quarter ended June 30, 2008. The Company reported net losses of $4.7 million, or $.55 per diluted share for the three months ending June 30, 2008, compared with net earnings of $10.3 million, or $1.12 per diluted share, for the second quarter of 2007. Net losses for the six months ended June 30, 2008 totaled $34.5 million, or $3.98 per diluted share, compared with net earnings of $17.8 million, or $1.93 per diluted share, for the six months ended June 30, 2007. A settlement of certain disputed reinsurance receivables primarily related to the Company’s old Asbestos and Environmental book, and a re-evaluation of the provision for other potentially uncollectable reinsurance receivables of a similar nature in the same book resulted in after tax losses of $8.1 million, or $.93 per diluted share, in the second quarter and six months ended June 30, 2008.
     Gross premiums written of $47.6 million and net premiums written of $34.3 million for the second quarter of 2008 decreased by 17% and 15%, respectively, over the same period of 2007. Gross premiums written of $119.2 million decreased by 5% for the six months ended June 30, 2008 compared to the same period of 2007, but net premiums written of $94.2 million increased by 1% for the six months ended June 30, 2008 over the same period of 2007. The reduction in gross premiums written is largely attributable to the Company’s decision to terminate a cargo program with Southern Marine and Aviation at the end of 2007 and continued culling of the Hull book. In addition, total excess workers’ compensation gross premiums written declined due to the fact that the Company recognized substantial additional audit premiums in early 2007 from its former program with CRM that was terminated at the end of 2006. Excess workers’ compensation gross premiums written through a current program with Midlands Management increased substantially on a year to year basis for the six months ending June 30, 2008, although they were down slightly during the second quarter. A small decline in E&O premiums accounted for the balance of the reduction, with increases (decreases) in other lines roughly offsetting each other.
     Net premiums earned of $43.1 million for the second quarter increased by 18% over the same period of 2007. Net premiums earned of $88.0 million for the six months ended June 30, 2008 increased 15% over the same period of 2007.

     Total revenues of $49.0 million for the second quarter of 2008 decreased by 7% from the same period of 2007. Total revenues of $48.7 million for the six months ended June 30, 2008 decreased by 53% from the same period of 2007, as increases in net premiums earned were more than offset by declines in net investment income.
     Adverse loss reserve development amounted to $10.1 million and $9.1 million for the second quarter and six months ended June 30, 2008, respectively. Adverse development included $12.4 million attributable to a settlement of certain disputed reinsurance receivables related to the Company’s old Asbestos and Environmental book, and a re-evaluation of the provision for other potentially uncollectable reinsurance receivables of a similar nature related to the same book that was partially offset by continuing favorable development in the ocean and inland marine lines of business. Favorable loss reserve development amounted to $8.3 million and $9.7 million for the second quarter and six months ended June 30, 2007, respectively. During 2007 favorable development included $5.7 million attributable to the novation of certain excess workers’ compensation policies written in conjunction with CRM.
     The Company’s combined ratio was 130.1% for the three months ended June 30, 2008 as compared with 95.6% for the same period of 2007. The Company’s combined ratio was 114.4% for the six months ended June 30, 2008 as compared with 96.7% for the same period of 2007. The reinsurance receivables write-offs contributed 28.8% and 14.1% to the second quarter and six months ended June 30 combined ratio, respectively.
     The Company’s loss ratio was 85.6% for the three months ended June 30, 2008 as compared with 50.4% for the same period of 2007. The Company’s loss ratio was 71.5% for the six months ended June 30, 2008 as compared with 52.8% for the same period of 2007. The reinsurance receivables write-offs during the second quarter of 2008 contributed 28.8% and 14.1% to the second quarter and six months ended June 30 loss ratio, respectively. During 2007, the novation of certain excess workers’ compensation policies reduced both the second quarter and six months ended June 30 2007 loss ratios by 15.4% and 7.7%, respectively.
     The Company’s expense ratio was 44.5% for the three months ended June 30, 2008 as compared with 45.2% for the same period of 2007. The Company’s expense ratio was 42.9% for the six months ended June 30, 2008 as compared with 43.9% for the same period of 2007.
     Net investment income decreased by 69% to $4.9 million for the second quarter of 2008 compared with $15.7 million for the same period of 2007. Through the six months ended June 30, 2008, investment (loss) income was ($8.1) million as compared with $27.6 million for the same period of 2007. The decrease in investment income in 2008 was largely due to losses in trading portfolio activities, lower limited partnership hedge fund income and reduced interest income from fixed maturities available for sale.
     Net realized investment gains after taxes were $583,000, or $.07 per diluted share, for the second quarter of 2008, as compared with $4,000, or $.00 per diluted share, for the same period of 2007. Net realized investment losses after taxes for the six months ended June 30, 2008 were $20.4 million, or $2.35 per diluted share, compared with net realized investment gains after taxes of $176,000, or $.02 per diluted share, for the same period in 2007. The realized investment losses for the six months ended June 30, 2008 were almost entirely attributable to the decline in the market value of “super senior” residential mortgage backed securities held by the Company that was recorded at the end of the first quarter of 2008. These securities are rated AAA by S&P, are collateralized by pools of “Alt-A” mortgages, and receive priority payments from these pools. The Company’s securities rank senior to subordinated tranches of debt collateralized by each respective pool of mortgages. As of July 1, 2008 the levels of subordination ranged from 27% to 51% of the total debt outstanding for each pool. Delinquencies within these underlying mortgage pools (defined as payments 60+ days past due plus foreclosures plus real estate owned) ranged from 7.3% to 28.5% of total amounts outstanding. As of March 1, 2008, delinquencies ranged from 3.4% to 21.2%. In each case, current pool subordination levels remain substantially in excess of current pool delinquency rates. Delinquency rates are not the same as loss rates, but are an indication of the potential for some degree of loss in future periods. Net realized investment gains for the second quarter of 2008 does not reflect a $5.7 million increase in the market value of these securities during this period that is contained in comprehensive income as of June 30, 2008.
     During July of 2008, the market value of the Company’s mortgage backed securities, preferred stock and exchange traded financial index shares declined markedly. The Company sold all of its financial index shares and half of its position in preferred stock of FNMA and FHLMC. Taking into account the realized losses incurred in connection with those sales, the aggregate value of these securities as of July 31, 2008 has declined by approximately $36.8 million pre tax since June 30, 2008.
     At June 30, 2008 the Company’s total cash, investments and net receivable for securities sold amounted to $638.3 million. The investment portfolio at June 30, 2008 consisted of cash, short-term investments and net receivable for securities sold of $115.3 million, or 18.1%; fixed maturities and other debt investments of $257.5 million, or 40.3%, limited partnership hedge funds of $171.1 million, or 26.8%; and preferred stocks and equity securities of $94.4 million, or 14.8%. NYMAGIC plans to make a capital contribution of $20 million to its insurance subsidiaries in the near future.
     During the second quarter of 2008, the Company repurchased 207,900 shares of its common stock at an average price of $21.51. During July 2008, the Company repurchased an additional 108,700 shares of its common stock at an average price of $19.00.
     A. George Kallop, President and Chief Executive Officer, in commenting on the overall results for the quarter said, “This has been a difficult time for the Company, but this should not obscure the fact that our current and on-going insurance operations are performing well. Loss ratios for our current and on-going operations continue to be favorable, and we are optimistic regarding prospects for our newly created MMO Agencies that has just begun to write new business. On the investment front, we continue to face challenges arising from turbulent financial markets, but we are in the process of re-evaluating our investment policies with a goal of reducing the volatility of our investment income going forward.”
     NYMAGIC, INC. will hold a conference call on its second quarter 2008 financial results live on Tuesday, August 5, 2008 at 9:00 A.M. ET. The call will last for up to one hour.
     Investors and interested parties will have the opportunity to listen to and join in the call by calling 800-374-0763 entering ID# 58349539 and registering with the operator. Please call no later than 10 minutes prior to the start of the call to register. A replay of the conference call will be available for 30 days by dialing 800-642-1687 and entering ID 58349539.
     NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York and Chicago.
     This report contains certain forward-looking statements concerning the Company’s operations, economic performance and financial condition, including, in particular, the likelihood of the Company’s success in developing and expanding its business. Any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company’s performance in 2008 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment results and risk assessments, the estimation of loss reserves and loss reserve development, uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation settlements, bankruptcies and potential legislation, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, and hurricanes Katrina and Rita, the occurrence and effects of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables and the timing of such collections, the availability and cost of reinsurance, the possibility that the outcome of any litigation or arbitration proceeding is unfavorable, the ability to pay dividends, regulatory changes, changes in the ratings assigned to the Company by rating agencies, failure to retain key personnel, the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and the fact that ownership of our common stock is concentrated among a few major stockholders and is subject to the voting agreement, as well as assumptions underlying any of the foregoing and are generally expressed with words such as “intends,” “intend,” “intended,” “believes,” “estimates,” “expects,” “anticipates,” “plans,” “projects,” “forecasts,” “goals,” “could have,” “may have” and similar expressions. These and other risks could cause actual results for the 2008 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
(Comparative Table Attached)
NYMAGIC, INC.

TABLE OF RESULTS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Net premiums earned	$43,092	$36,592	$87,997	$76,334
Net investment income(loss)	4,911	15,731	(8,105)	27,597
Realized investment gains (losses)	898	7	(31,350)	271
Commission and other income	80	228	139	457

Total revenues	48,981	52,558	48,681	104,659

Expenses:
Net losses & loss adjustment exp.	36,870	18,440	62,891	40,332
Policy acquisition expenses	9,510	8,186	19,345	16,937
General & administrative expenses	9,671	8,352	18,438	16,580
Interest expense	1,680	1,676	3,356	3,350

Total expenses	57,731	36,654	104,030	77,199

Income (loss) before income taxes	(8,750)	15,904	(55,349)	27,460

Total income tax expense (benefit)	(4,004)	5,579	(20,855)	9,616

Net income (loss)	$(4,746)	$10,325	$(34,494)	$17,844

Earnings per share:
Basic	$(.55)	$1.16	$(3.98)	$2.01

Diluted	$(.55)	$1.12	$(3.98)	$1.93

Weighted average shares outstanding:
Basic	8,638	8,894	8,672	8,879
Diluted	8,638	9,256	8,672	9,239

	June 30,	December 31,
	2008	2007
Balance sheet data:
Shareholders’ equity	$243,111	$279,446
Book value per share (1)	$28.05	$31.56

(1)	Calculated on a fully diluted basis.

Supplementary Information:

NYMAGIC Gross Premiums Written
By Segment	Three months ended June 30,			Six months ended June 30,
	2008	2007	Change	2008	2007	Change
	(Dollars in thousands)
Ocean marine	$23,316	$29,189	(20%)	$45,557	$54,682	(17%)
Inland marine/fire	4,971	5,121	(3%)	8,539	8,718	(2%)
Other liability	19,268	23,192	(17%)	65,042	62,657	4%

Subtotal	47,555	57,502	(17%)	119,138	126,057	(5%)
Runoff lines (Aircraft)	13	4	NM	58	23	NM

Total	$47,568	$57,506	(17%)	$119,196	$126,080	(5%)

NYMAGIC Net Premiums Written
By Segment	Three months ended June 30,			Six months ended June 30,
	2008	2007	Change	2008	2007	Change
	(Dollars in thousands)
Ocean marine	$16,190	$19,599	(17%)	$33,744	$37,786	(11%)
Inland marine/fire	1,413	2,063	(32%)	2,654	3,340	(21%)
Other liability	16,667	18,634	(11%)	57,711	52,105	11%

Subtotal	34,270	40,296	(15%)	94,109	93,231	1%
Runoff lines (Aircraft)	18	57	NM	96	84	NM

Total	$34,288	$40,353	(15%)	$94,205	$93,315	1%

NYMAGIC Net Premiums Earned
By Segment	Three months ended June 30,			Six months ended June 30,
	2008	2007	Change	2008	2007	Change
	(Dollars in thousands)
Ocean marine	$18,310	$16,081	14%	$36,133	$34,845	4%
Inland marine/fire	1,556	1,883	(17%)	3,201	3,212	0%
Other liability	23,208	18,571	25%	48,567	38,193	27%

Subtotal	43,074	36,535	18%	87,901	76,250	15%
Runoff lines (Aircraft)	18	57	NM	96	84	NM

Total	$43,092	$36,592	18%	$87,997	$76,334	15%

Investment income results:

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
	(in millions)
Fixed maturities, available for sale	$1.7	$4.0	$3.7	$8.3
Fixed maturities, trading securities	(0.7)	0.9	(11.4)	1.6
Short-term investments	0.5	1.7	1.5	3.4
Equity in earnings of limited partnerships	3.7	9.9	0.6	15.9
Commercial loans	0.8	—	(0.3)	—

Total investment income	6.0	16.5	(5.9)	29.2
Investment expenses	(1.1)	(0.8)	(2.2)	(1.6)

Net investment income	$4.9	$15.7	$(8.1)	$27.6

CONTACT:
NYMAGIC, INC.
A. George Kallop, 212-551-0610
          or
Richard Lewis Communications
Cecelia Heer or Gregory Tiberend, 212-827-0020